EXHIBIT 8.1

2900 K Street NW #200
Washington, DC 20007-5118
202.625.3500 tel
202.298.7570 fax

September 4, 2015

Ford Credit Floorplan Corporation

c/o Ford Credit SPE Management Office

One American Road

Dearborn, Michigan 48126

Ford Credit Floorplan LLC

c/o Ford Credit SPE Management Office

One American Road

Dearborn, Michigan 48126

Re:                             Registration Statement on Form SF-3

Ladies and Gentlemen:

We have acted as special tax counsel to Ford Credit Floorplan Corporation, a Delaware corporation (“FCF Corp”), and Ford Credit Floorplan LLC, a Delaware limited liability company (“FCF LLC” and, together with FCF Corp, the “Co-Registrants”), and Ford Credit Floorplan Master Owner Trust A, a Delaware statutory trust, as issuer (the “Trust”), in connection with a Registration Statement on Form SF-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in connection with the registration by the Co-Registrants of Asset Backed Notes (the “Notes”) to be issued by the Trust from time to time in one or more series (each, a “Series”).  As described in the Registration Statement, the Trust was formed by the Co-Registrants under a trust agreement (the “Trust Agreement”) between the Co-Registrants and an owner trustee named in the Trust Agreement (the “Owner Trustee”), and each Series of Notes will be issued under and pursuant to an indenture supplement (each, an “Indenture Supplement”) to an indenture (the “Indenture”) between the Trust and an indenture trustee named in the Indenture (the “Indenture Trustee”).  The Indenture and the Trust Agreement are referred to in this opinion as the “Agreements”.

We have examined the form of prospectus (the “Prospectus”) related to the Agreements contained in the Registration Statement and other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

In arriving at the opinion expressed below, we have assumed that each Agreement will be duly authorized by all necessary corporate or limited liability company action on the part of the

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A limited liability partnership including professional corporations

Co-Registrants, as the case may be, the Indenture Trustee, the Owner Trustee and any other party to the Agreements for the Series of Notes and will be duly executed and delivered by the Co-Registrants, as the case may be, the Indenture Trustee, the Owner Trustee and any other party to the Agreements substantially in the applicable form filed or incorporated by reference as an exhibit to the Registration Statement, and that the related Series Notes will be sold as described in the Registration Statement.  As to various questions of fact material to our opinions, we have relied, to the extent we deemed appropriate, on representations, statements and certificates of officers and representatives of the Co-Registrants and others.

As special tax counsel to the Co-Registrants, we have advised the Co-Registrants regarding material federal income tax aspects of the proposed issuance of each Series of Notes under the related Agreements.  This advice has formed the basis for the description of federal income tax consequences for holders of the Notes under the headings “Summary—Tax Status” and “Tax Considerations” in the Prospectus.  We confirm and adopt as our opinion those opinions stated under these headings (in each case subject to the limitations stated in the Prospectus.)

This opinion is based on the facts and circumstances in the Registration Statement and in the other documents reviewed by us.  Our opinion as to the matters in this opinion could change for a particular Series of Notes as a result of changes in facts or circumstances, changes in the terms of the documents reviewed by us, or changes in the law after the date of this opinion.  Because the Prospectus contemplates Series of Notes with different characteristics, you should be aware that the particular characteristics of each Series of Notes must be considered in determining the applicability of this opinion to a particular Series of Notes.

This opinion is based on our interpretations of current law, including the Internal Revenue Code of 1986, as amended, judicial decisions, administrative rulings and existing final and temporary Treasury regulations, which are subject to change both prospectively and retroactively, and on the facts and assumptions discussed in this opinion.  This opinion letter is limited to the matters stated in this opinion, and no opinions are intended to be implied or may be inferred beyond those expressly stated in this opinion.  In addition, our opinion is based on the assumption that the matter, if litigated, will be properly presented to the applicable court.  Furthermore, our opinion is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a contrary position.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to references to this firm as special tax counsel to the Co-Registrants under the headings in the Prospectus stated above, without implying or admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued under the Act, for any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Katten Muchin Rosenman LLP